KPMG LLP 1051 East Cary Street Suite 900 Richmond, VA 23219 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our reports dated February 27, 2026, with respect to the consolidated financial statements of Genworth Financial, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference. /s/ KPMG LLP Richmond, Virginia July 28, 2026 Exhibit 23.2